Exhibit 5.1

August 18, 2026

Grayscale Zcash Trust (ZEC)

c/o Grayscale Investments Sponsors, LLC

290 Harbor Drive, 4th Floor

Stamford, Connecticut 06902

Re: Grayscale Zcash Trust (ZEC)

Ladies and Gentlemen:

We have acted as special Delaware counsel to Grayscale Zcash Trust (ZEC) (the “Trust”), a Delaware statutory trust, in connection with the matters set forth herein. This opinion is being delivered to you at your request.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)
The Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 23, 2017 (the “Certificate of Trust”);
(b)
The Declaration of Trust and Trust Agreement of the Trust, dated as of October 23, 2017, between Grayscale Investments, LLC, as sponsor, and CSC Delaware Trust Company (f/k/a Delaware Trust Company), as trustee (the “Trustee”) and the shareholders from time to time thereunder;
(c)
The Second Amended and Restated Declaration of Trust and Trust Agreement, dated as of March 9, 2026 (the “Amended and Restated Trust Agreement”, among the Trustee, Grayscale Investments Sponsors, LLC (as successor in interest to Grayscale Investments, LLC), as sponsor (the “Sponsor”), and the shareholders from time to time thereunder;
(d)
A form of the Authorized Participant Agreement to be entered into by the Sponsor, acting in its capacity as Sponsor of the Trust, The Bank of New York Mellon, a New York Banking corporation acting in its capacity as transfer agent of the Trust, and each authorized participant (the “Authorized Participant Agreement”);

Grayscale Zcash Trust (ZEC)

August 18, 2026

(e)
Amendment No. 4 to the Registration Statement on Form S-3 (the “Registration Statement”), including a preliminary prospectus (the “Prospectus”), filed by the Sponsor and the Trust with the Securities and Exchange Commission (the “SEC”) on or about the date hereof relating to an unspecified number of shares to be issued by the Trust representing units of fractional undivided beneficial interests in the assets of the Trust (each, a “Share” and collectively, the “Shares); and
(f)
A Certificate of Good Standing for the Trust, dated August 17, 2026, obtained from the Secretary of State.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures and (iv) that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Amended and Restated Trust Agreement, except that references herein to any document shall mean such document as in effect on the date hereof.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinbelow, it is our opinion that:

1.
The Trust is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”) and has the power and authority to issue and deliver the Shares.
2.
When the Shares to be issued by the Trust have been delivered and sold to and paid for by the subscribers thereof as contemplated in the Registration Statement, the Authorized Participant Agreement and the Amended and Restated Trust Agreement, such Shares will be validly issued and will be fully paid and nonassessable beneficial interests in the Trust.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.
This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.
B.
We have assumed (i) that the Amended and Restated Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust and that the Amended and Restated Trust Agreement and the Certificate of Trust are in full force and effect

Grayscale Zcash Trust (ZEC)

August 18, 2026

and have not been amended, (ii) the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust) examined by us under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a signatory to the documents examined by us, (iv) that each of the parties to the documents (other than the Trust) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents (other than the Trust) examined by us, (vi) the due submission to the Sponsor or its delegate of a Creation Order by each Authorized Participant, (vii) the due acceptance by the Sponsor or its delegate of each Creation Order, (viii) the payment by each Shareholder to the Trust of the full consideration due from it for the Shares subscribed to by it, (ix) the Shares will be offered and sold as described in the Registration Statement, the Authorized Participant Agreement, and the Amended and Restated Trust Agreement, and (x) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time.
C.
We have not participated in the preparation of the Registration Statement or the Prospectus (except for providing this opinion) and assume no responsibility for its contents.
D.
We note that Section 6.7(f) of the Amended and Restated Trust Agreement provides that the Shareholders will indemnify the Trust in certain circumstances.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/CZD